Exhibit 5.1

BGC PARTNERS, INC.

June 20, 2011

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of BGC Partners, Inc. (the “Company”). In connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on June 20, 2011, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 9,440,317 shares (the “Shares”) of Class A common stock, par value $0.01 per share (“Class A common stock”), you have requested my opinion with respect to the matters set forth below.

For the purposes of this opinion letter, I, or attorneys working under my direction (“we”), have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company. We have also examined documents relating to Cantor Fitzgerald, L.P.’s exchange of 9,000,000 exchangeable limited partnership interests in BGC Holdings, L.P. for 9,000,000 shares of Class A common stock on May 5, 2011, 8,996,631 of which shares are included in the Registration Statement, and the Company’s donation of 443,686 shares of Class A common stock to The Cantor Fitzgerald Relief Fund on May 9, 2011, all of which shares are included in the Registration Statement, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and other representatives of the Company.

In making such examination and rendering the opinions set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when the Registration Statement has been declared effective by order of the SEC and the Shares have been sold, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and Secretary